UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

ALLIANCE HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

(Address of principal executive offices, including zip code)

(949) 242-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 10, 2017 (the “Effective Date”), Alliance HealthCare Services, Inc. (“Alliance”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Alliance, Tahoe Investment Group Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Tahoe”), THAIHOT Investment Company Limited, an exempted company incorporated under the laws of the Cayman Islands and indirect wholly-owned subsidiary of Tahoe (“THAIHOT”), THAIHOT Investment Company US Limited, a Delaware corporation and indirect wholly-owned subsidiary of Tahoe (“Parent”) and Alliance Healthcare Services Merger Sub Limited, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub” and together with Tahoe, THAIHOT and Parent, the “Purchaser Parties,” and together with Alliance, each a “Party” and collectively the “Parties”) providing for the merger of Sub with and into Alliance (the “Merger”), with Alliance surviving the Merger as a wholly-owned subsidiary of Parent. Mr. Qisen Huang is a director and 95% shareholder of Tahoe, the sole director of THAIHOT and the director and chairman of the board of directors of Alliance (the “Board”). THAIHOT currently owns approximately 51.1% of the outstanding shares of Alliance’s common stock, par value $0.01 per share (the “Common Stock”).

At the effective time of the Merger, each issued and outstanding share of Common Stock, other than shares owned by Alliance as treasury stock, shares beneficially owned by the Purchaser Parties, and shares owned by holders of Common Stock who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory appraisal rights under Delaware law (such shares of Common Stock “dissenting shares”), will be converted into the right to receive $13.25 in cash per share, without interest and subject to any withholding taxes (the “Merger Consideration”). Under the terms of the Merger Agreement, each in-the-money stock option, whether or not exercisable or vested, will be converted into the right to receive the excess of the Merger Consideration over the option exercise price. Restricted stock units that are not subject to accelerated vesting in accordance with their terms will be converted into the right to receive restricted cash awards equal to the Merger Consideration multiplied by the number of shares underlying the restricted stock units and shall continue to be subject to the same vesting and payment conditions and schedules applicable to such restricted stock units.

The Board (other than Mr. Huang, Heping Feng and Tao Zhang, who recused themselves from the vote of the Board), acting upon the recommendation of a special committee of independent and disinterested directors (the “Special Committee”), (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Contemplated Transactions”), including the Merger, are advisable and in the best interests of and fair to Alliance’s stockholders, other than the Purchaser Parties or any of their affiliates (together, the “Purchaser Group”) or any officer of Alliance as determined in accordance with Rule 16a-1(f) promulgated under Securities Exchange Act of 1934, as amended (together, the “Section 16 Officers”), (ii) approved the Merger Agreement and the Contemplated Transactions, including the Merger, and (iii) resolved to recommend that Alliance’s stockholders approve the adoption of the Merger Agreement and the Merger.

Stockholders of Alliance will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting to be held on a date to be announced. Under Delaware law and Alliance’s Certificate of Incorporation, the affirmative vote of the holders of the majority of the aggregate voting power of the issued and outstanding shares of Common Stock is required to adopt the Merger Agreement. In addition, the consummation of the Merger is subject to a non-waivable condition that the holders of a majority of outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officer shall have voted in favor of the adoption of the Merger Agreement.

Each Party’s obligation to consummate the Merger is also subject to certain other conditions, including (i) the absence of any legal restraint with respect to the Merger; (ii) following the filing by the applicable Purchaser Parties of an overseas investment registration with the National Development and Reform Commission of the People’s Republic of China or its competent local counterparts (the “NDRC”) in respect of the Contemplated Transactions, the receipt by the applicable Purchaser Parties of a written acknowledgement issued by the NDRC that such registration has been completed; (iii) the continued accuracy of the representations and warranties of the Purchaser Parties, in the case of Alliance, and of Alliance, in the case of the Purchaser Parties, as contained in the Merger Agreement (subject to certain qualifiers, as applicable); (iv) prior to the mailing of the proxy statement in connection with seeking the adoption of the Merger Agreement by Alliance’s stockholders, Parent and THAIHOT having deposited or caused to be deposited in a special purpose account in Hong Kong sufficient funds in U.S. dollars for timely payment of the aggregate Merger Consideration; and (v) compliance in all material respects with the covenants and agreements contained in the Merger Agreement by the Purchaser Parties, in the case of Alliance, and by Alliance, in the case of the Purchaser Parties. Alliance has made customary representations and warranties and covenants in the Merger Agreement.

The Purchaser Parties have informed Alliance that they intend to fund the payment of the aggregate Merger Consideration from cash on hand. The Merger is not subject to a financing condition.

Alliance is subject to customary non-solicitation provisions, whereby, among other things, Alliance and its subsidiaries have agreed not to solicit or initiate, or knowingly facilitate or knowingly encourage the submission of an alternative acquisition proposal. However, Alliance will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Board or an independent committee of the Board (including the Special Committee) determines in good faith that such proposals are or could lead to superior proposals, such proposals did not result from Alliance’s material breach of its obligations under such non-solicitation provisions of the Merger Agreement (other than any such breach caused by a Purchaser Party or any member of the Board nominated by Tahoe or THAIHOT) and, if the Board or an independent committee of the Board (including the Special Committee) determines, after consultation with its counsel, that the failure to take action concerning such proposals could reasonably be expected to be contrary to its fiduciary duties under applicable law. The Board or an independent committee of the Board (including the Special Committee) may change its recommendation to approve the Merger if (i) in response to an intervening event either not known or the consequences of which were not foreseeable to the Special Committee on the Effective Date, the Board or an independent committee of the Board (including the Special Committee) determines, after consultation with its outside legal counsel, that the failure to take action concerning such intervening event could reasonably be expected to be contrary to its fiduciary duties under applicable law or (ii) in response to an alternative acquisition proposal, the Board or an independent committee of the Board (including the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that the failure to take such action could reasonably be expected to be contrary to its fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for both Alliance and Parent, and further provides that upon the termination of the Merger Agreement under certain circumstances, Alliance will be required to pay Parent an expense reimbursement amount equal to $1,500,000 in immediately available funds or Parent will be required to pay Alliance an expense reimbursement amount equal to $4,500,000 in immediately available funds (as applicable). Subject to certain limitations, either Alliance or Parent may terminate the Merger Agreement if the Merger is not consummated by December 15, 2017 (the “Termination Date”); provided that the Company may extend the Termination Date for a single additional 60 day period under certain circumstances.

In connection with the Merger, the Special Committee waived the standstill provisions of the Governance, Voting and Standstill Agreement, dated March 29, 2016, by and among Alliance, THAIHOT and Tahoe solely for the purpose of permitting the Purchaser Parties to enter into the Merger Agreement, perform the Purchaser Parties’ obligations thereunder and consummate the Contemplated Transactions.

Rollover and Support Agreement

In connection with the Merger Agreement, Parent, Alliance, Tahoe, Mr. Huang and THAIHOT entered into a Rollover and Support Agreement, dated as of the Effective Date (the “Support Agreement”). Per the terms and conditions set forth in the Support Agreement, (i) THAIHOT, Tahoe and Mr. Huang have each agreed to vote, or cause to be voted, all shares of Common Stock beneficially owned by each such party (representing an aggregate of approximately 51.1% of Alliance’s total outstanding voting power as of March 31, 2017) for the adoption of the Merger Agreement and (ii) THAIHOT has agreed to contribute certain shares of Common Stock of Alliance owned by THAIHOT as set forth in the Support Agreement (the “Rollover Shares”) to Parent in exchange for newly issued shares of Parent and receive no consideration for the cancellation of the Rollover Shares in accordance with the Merger Agreement.

The foregoing descriptions of the Merger Agreement and the Support Agreement do not purport to describe all of the terms of such agreements and are qualified in their entirety by the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

The foregoing description of the Merger Agreement attached hereto as Exhibit 2.1, the Support Agreement attached hereto as Exhibit 10.1 and the other exhibits to this Current Report on Form 8-K furnished herewith are intended to provide information regarding the terms of the Merger Agreement and the Support Agreement and are not intended to modify or supplement any factual disclosures about Alliance in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and the Support Agreement and the related summaries are not intended to be disclosures regarding any facts and circumstances relating to Alliance or any of its subsidiaries or affiliates. The Merger Agreement and the Support Agreement contain representations and warranties made by Alliance and the Purchaser Parties, which were made only for purposes of the Merger Agreement and the Support Agreement, respectively, and only as of the specified dates provided therein. The representations, warranties and covenants in the Merger Agreement and the Support Agreement were made solely for the benefit of the Parties, may be subject to limitations agreed upon by the Parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the Parties rather than establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the Effective Date, which subsequent information may or may not be fully reflected in Alliance’s public disclosures. The Merger Agreement and the Support Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Alliance that is or will be contained in, or incorporated by reference into, the documents that Alliance files or has filed with the SEC.

On April 11, 2017, Alliance issued a press release announcing the proposed Merger. A copy of the press release is filed as Exhibit 99.1 hereto.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of Alliance by the Purchaser Group and their respective affiliates. In connection with the proposed Merger, Alliance will file with the SEC and furnish to Alliance’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, ALLIANCE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by Alliance with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from Alliance’s website at www.alliancehealthcareservices-us.com or by directing a request to Alliance HealthCare Services, Inc., Attn: Rhonda Longmore-Grund, 100 Bayview Circle, Suite 400, Newport Beach, California 92660 or by calling (949) 242-5300.

Participants in the Solicitation

Alliance and its directors, executive officers and certain other members of management and employees of Alliance may be deemed to be “participants” in the solicitation of proxies from the stockholders of Alliance in connection with the proposed Merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Alliance in connection with the proposed Merger, which may be different than those of Alliance’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Alliance and its directors and executive officers and their ownership of Alliance’s Common Stock in Alliance’s definitive proxy statement for its most recent annual meeting of stockholders, filed with the SEC on April 29, 2016, and additional information about the ownership of Alliance’s Common Stock by Alliance’s directors and executive officers is included in their Forms 3, 4 and 5 filed with the SEC.

Forward-Looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on Alliance’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact, including statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or the negative of these terms, are statements that could be deemed forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger; (iii) the failure of the proposed Merger to close for any other reason; (iv) risks related to disruption of management’s attention from Alliance’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Alliance and others relating to the Merger Agreement; (vi) the risk that the pendency of the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Merger; (vii) the effect of the announcement of the proposed Merger on Alliance’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed Merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Alliance’s Annual Report on Form 10–K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017, under the heading “Item 1A. Risk Factors,” and in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements represent Alliance’s views as of the date on which such statements were made and Alliance undertakes no obligation to publicly update such forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of April 10, 2017, by and among Alliance HealthCare Services, Inc., Tahoe Investment Group Co., Ltd., THAIHOT Investment Company Limited, THAIHOT Investment Company US Limited and Alliance Healthcare Services Merger Sub Limited.

10.1	Rollover and Support Agreement, dated as of April 10, 2017, by and among THAIHOT Investment Company US Limited, Alliance HealthCare Services, Inc., Tahoe Investment Group Co., Ltd., Qisen Huang and THAIHOT Investment Company Limited.

99.1	Press Release issued by Alliance HealthCare Services, Inc., dated April 11, 2017.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Alliance agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Percy C. Tomlinson
Name:	Percy C. Tomlinson
Title:	President and Chief Executive Officer

Date: April 11, 2017

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated as of April 10, 2017, by and among Alliance HealthCare Services, Inc., Tahoe Investment Group Co., Ltd., THAIHOT Investment Company Limited, THAIHOT Investment Company US Limited and Alliance Healthcare Services Merger Sub Limited.

10.1	Rollover and Support Agreement, dated as of April 10, 2017, by and among THAIHOT Investment Company US Limited, Alliance HealthCare Services, Inc., Tahoe Investment Group Co., Ltd., Qisen Huang and THAIHOT Investment Company Limited.

99.1	Press Release issued by Alliance HealthCare Services, Inc., dated April 11, 2017.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Alliance agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.